Exhibit 99.1

AxoGen, Inc. Reports 58% Third Quarter Revenue Growth

Quarterly Record Revenue of $4.67 Million.

New Financing Agreement Substantially Lowers Future Yearly Debt Payments

ALACHUA, FL — November 13, 2014 — AxoGen, Inc. (NASDAQ: AXGN), a leading medical technology company focused on the peripheral nerve repair market, grew revenue during the third quarter to $4.67 million, up 58% as compared to the year ago third quarter revenue of $2.96 million.  The growth was driven by the successful execution of management’s growth strategies, which are focused on increasing sales to existing customers and the addition of targeted new customers.

“Our third quarter results, and the continued momentum into the fourth quarter, demonstrate growing surgeon adoption of our entire portfolio of peripheral nerve repair solutions,” said Karen Zaderej, President and Chief Executive Officer.  “Throughout 2014, we have executed on our growth strategies and continue to deliver record performance.  Our efforts to raise the awareness of our portfolio of nerve repair products - Avance® Nerve Graft, AxoGuard® Nerve Connector and AxoGuard® Nerve Protector - in combination with the professional education events we have organized, are having a positive impact as surgeons are re-thinking how they approach nerve repair.  We are generating growth across the entire product portfolio with the majority of this growth coming from existing accounts.”

2014 Third Quarter Financial Results

In addition to the record third quarter revenue of $4.67 million, gross margin expanded to 80.8% compared to 78.0% for the third quarter of 2013. The gross margin improvement is due to changes in product sales mix, manufacturing efficiencies and implementation of product price increases.

Total operating expenses in the third quarter were $5.6 million compared to $4.6 million for the third quarter of 2013. The increased expenses were planned and are primarily attributable to increased sales and marketing efforts, surgeon educational programs and training events, and clinical activities. Operating loss was $1.8 million compared to an operating loss of $2.3 million for the third quarter of 2013. Net loss was $3.3 million, or $0.19 per share, compared to a net loss of $3.6 million, or $0.25 per share, for the third quarter of 2013. The weighted average common shares for the third quarter of 2014 was approximately 17.5 million shares compared to 14.3 million shares for the third quarter of 2013. The increase in common shares was a result of the common stock offering in August 2013.  As of September 30, 2014, cash, cash equivalents and marketable securities totaled $11.8 million.

2014 Nine Month Financial Results

For the nine months ended September 30, 2014, AxoGen generated revenue of $12 million, as compared with $8 million for the comparable period of 2013 for a 51% increase in revenues.  Gross margin for the nine months was 79% of revenue versus 77% of revenue for the first nine months of 2013.  Total operating expenses were $16.6 million compared to $12.9 million for the first nine months of 2013 and the operating loss was $7.1 million versus $6.8 million for the year ago period.  Net loss was $11.2 million, or $0.64 per share, compared to a net loss of $10.4 million, or $0.86 per share for the same period of 2013.

“Our performance for the first nine months has met the expectations we established for AxoGen at the beginning of the year.  We remain focused on executing our plan and are now more confident than ever we will exceed our revenue target of $16 million while maintaining gross margins of at least 75%.  At the same time, the new financing provided by Oberland Capital, through its subsidiary Three Peaks Capital, significantly lowers our future yearly debt payments as we move into 2015 and provides us with increased flexibility to fund our growth and improve shareholder value,” concluded Ms. Zaderej.

Conference Call

The Company will host a conference call and webcast for the investment community on Thursday, November 13, 2014 at 4:30 PM ET.  Investors within the United States interested in participating are invited to call 1-877-407-0993.  All other participants can use the dial-in number 1-201-689-8795.  To access the webcast, please visit http://ir.axogeninc.com/. Following the conference call, a replay will be available on the Company’s website at www.AxoGenInc.com, under ‘Investors.’

About AxoGen, Inc.

AxoGen (NASDAQ: AXGN) is a leading medical technology company dedicated to peripheral nerve repair. AxoGen’s portfolio of regenerative medicine products is available in the United States, Canada and several European countries and includes Avance® Nerve Graft, the only off-the-shelf commercially available processed nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

Avance® Nerve Graft is processed in the United States by AxoGen. AxoGuard® Nerve Connector and AxoGuard® Nerve Protector are manufactured in the United States by Cook Biotech Incorporated, and are distributed exclusively by AxoGen. AxoGen maintains its corporate offices in Alachua, Florida and is the parent of its wholly owned operating subsidiary, AxoGen Corporation.

Cautionary Statement Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “continue”, “may”, “should”, “will” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our product development and product potential. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and, except as required by law, AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

AxoGen, Inc.

Lee Robert “Bob” Johnston, Chief Financial Officer

386.462.6856

InvestorRelations@AxoGenInc.com

EVC Group

Bob Jones/Michael Polyviou — Investor Relations

646.201.5447/212.850.6020

bjones@evcgroup.com; mpolyviou@evcgroup.com

AxoGen, Inc.

Condensed Consolidated Balance Sheets

	September 30,
	2014	December 31,
	(unaudited)	2013

Assets

Current assets:
Cash and cash equivalents	$11,802,608	$20,069,750
Accounts receivable	2,743,041	1,893,699
Inventory	3,346,115	3,398,438
Prepaid expenses and other	100,923	296,719
Total current assets	17,992,687	25,658,606

Property and equipment, net	613,174	381,689
Intangible assets	576,382	570,396
Deferred financing costs	914,931	1,073,579
	$20,097,174	$27,684,270

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$2,020,091	$2,083,942
Current deferred revenue	14,118	14,118
Total current liabilities	2,034,209	2,098,060
Note Payable - Revenue Interest Purchase Agreement	28,173,877	25,363,695
Long Term Deferred Revenue	75,168	85,882
Total liabilities	30,283,254	27,547,637
Commitments and contingencies	—	—
Shareholders’ equity (deficit):	174,664	173,395
Common stock, $.01 par value; 50,000,000 shares authorized; 17,466,381 and 17,339,561 shares issued and outstanding
Additional paid-in capital	73,264,241	72,369,016
Accumulated deficit	(83,624,985)	(72,405,778)
Total shareholders’ equity (deficit)	(10,186,080)	136,633
	$20,097,174	$27,684,270

AxoGen, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenues	$4,671,340	$2,957,462	$12,023,789	$7,962,683
Cost of goods sold	896,178	650,212	2,485,299	1,843,748
Gross profit	3,775,162	2,307,250	9,538,490	6,118,935
Costs and expenses:
Sales and marketing	3,250,977	2,757,241	9,326,596	7,177,170
Research and development	681,230	593,643	2,049,603	1,498,904
General and administrative	1,645,859	1,233,360	5,254,082	4,237,738
Total costs and expenses	5,578,066	4,584,244	16,630,281	12,913,812
Loss from operations	(1,802,904)	(2,276,994)	(7,091,791)	(6,794,877)
Other income (expense):
Interest expense	(1,380,470)	(1,214,603)	(3,963,885)	(3,505,869)
Interest expense—deferred financing costs	(55,217)	(61,216)	(158,648)	(146,648)
Other income (expense)	417	32	(4,886)	(696)
Total other income (expense)	(1,435,270)	(1,275,787)	(4,127,419)	(3,653,213)
Net loss	$(3,238,174)	$(3,552,781)	$(11,219,210)	$(10,448,090)
Weighted Average Common Shares outstanding — basic and diluted	17,466,097	14,320,113	17,437,373	12,205,863
Loss Per Common share - basic and diluted	$(0.19)	$(0.25)	$(0.64)	$(0.86)

AxoGen, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended
	September 30,	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(11,219,210)	$(10,448,090)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	111,390	60,869
Amortization of intangible assets	33,468	44,176
Amortization of deferred financing costs	158,648	146,648
Stock-based compensation	701,697	534,673
Stock grants	60,125	—
Interest added to note	2,810,182	2,752,273
Change in assets and liabilities:
Accounts receivable	(849,342)	(690,127)
Inventory	52,323	(308,955)
Prepaid expenses and other	195,796	9,821
Accounts payable and accrued expenses	(63,848)	(162,631)
Deferred Revenue	(10,714)	—
Net cash used for operating activities	(8,019,485)	(8,061,343)

Cash flows from investing activities:
Purchase of property and equipment	(342,875)	(66,564)
Acquisition of intangible assets	(39,454)	(50,262)
Net cash used for investing activities	(382,329)	(116,826)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	16,784,203
Proceeds from exercise of stock options	134,672	73,015
Net cash provided by financing activities	134,672	16,857,218
Net increase (decrease) in cash and cash equivalents	(8,267,142)	8,679,049
Cash and cash equivalents, beginning of year	20,069,750	13,907,401
Cash and cash equivalents, end of period	11,802,608	22,586,450
Supplemental disclosures of cash flow activity:
Cash paid for interest	$1,154,738	$749,857